Exhibit 99.1

Press Release

MSCI Makes Appointments to Drive Product and Service Innovation and Promote Growth

•	Peter Zangari named Global Head of Research and Product Development

•	Jorge Mina named Head of Analytics

•	Remy Briand now full-time Head of ESG and Real Estate

NEW YORK – February 2, 2017 – MSCI Inc. (NYSE: MSCI) today announced changes to its senior management team designed to drive product and service innovation and promote growth.

Peter Zangari, who has headed the Analytics product line since February 2015, has been named Global Head of Research and Product Development. In addition to setting the research agenda, Mr. Zangari will drive the integration of research into MSCI’s products and services to deliver innovative solutions to investment problems. Over the past two years, he has overseen a restructuring that unified the company’s Portfolio and Risk Management Analytics units, with dramatic improvements in product delivery and profitability. Prior to serving as Head of Analytics, Mr. Zangari served as Head of Equity Analytics from August 2011 until February 2015. He joined MSCI in 2011 from Goldman Sachs Asset Management, where he served as head of risk and a member of the leadership team for quantitative investment strategies.

Remy Briand, who in June 2016 was named Head of Environmental, Social and Governance (ESG) and Real Estate, in addition to his role as Head of Research, will now focus solely on his product line responsibilities. Mr. Briand has been the architect of the ESG product line since 2010 and built it into a clear global industry leader it is today. As Head of Research, he furthered the development of MSCI’s Equity Index franchise, with innovative methodologies such as the frontier markets indexes, and led the development of MSCI’s market leading factor indexes. Mr. Briand joined MSCI in 2001 from Credit Lyonnais Asset Management, where he was an equity portfolio manager and head of research.

Jorge Mina will succeed Mr. Zangari as Head of Analytics. Mr. Mina, who has been the Head of Analytics for the Americas, has a proven track record in building products and services that enable clients to differentiate their investment strategies and better manage their risks. Mr. Mina joined MSCI in 2010 following its acquisition of RiskMetrics and served as a Managing Director in Risk Management Analytics from 2010 to 2015. Prior to joining MSCI, Mr. Mina served in a variety of roles at RiskMetrics, including co-head of the Risk Business and Head of Research. He will join MSCI’s Executive Committee.

“I am excited by these changes within our senior team,” said Henry Fernandez, MSCI’s Chairman and Chief Executive Officer. “Together these appointments promise to usher in a new phase of growth by accelerating the problem solving and innovation that clients expect from MSCI.”

All three executives report to Baer Pettit, MSCI’s Chief Operating Officer.

About MSCI

For more than 45 years, MSCI’s research-based indexes and analytics have helped the world’s leading investors build and manage better portfolios. Clients rely on our offerings for deeper insights into the drivers of performance and risk in their portfolios, broad asset class coverage and innovative research. Our line of products and services includes indexes, analytical models, data, real estate benchmarks and ESG research.

MSCI serves 97 of the top 100 largest money managers, according to the most recent P&I ranking. For more information, visit us at www.msci.com.

Media Inquiries

Americas:	Jennifer Compton jennifer@JandLcommunications.com
EMEA:	MHP Communications MSCI@mhpc.com
Asia Pacific:	Jenny Jia jenny.jia@msci.com

Investor Relations

Stephen Davidson	+ 1 212 981 1090 stephen.davidson@msci.com

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Securities and Exchange Commission (“SEC”) on February 26, 2016, as amended, and in quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this press release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.